Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
May 31, 2019	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES QUARTERLY DIVIDEND INCREASE

Munster, Indiana - - On May 31, 2019, the Board of Directors for the NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, declared a $0.01 (one cent) per share increase in its quarterly cash dividend paid to shareholders.

The Bancorp’s new quarterly dividend of $0.31 (thirty-one cents) per share represents a 3.3% increase over the previous dividend of $0.30 (thirty cents) per share. The dividend will be paid to shareholders of record as of June 28, 2019, with payment made on July 5, 2019.

“The Board of Directors of the NorthWest Indiana Bancorp and our subsidiary, Peoples Bank, after reviewing the success of our two Illinois acquisitions, determined that the Bancorp has sufficient capital to support a dividend increase as operating results continue to create capital for future growth strategies. Management’s execution of our strategic priorities and the performance of the Peoples team allows the Board to maintain our commitment to reward shareholders for their investment in the Bancorp,” said David A. Bochnowski, executive chairman.

About NorthWest Indiana Bancorp

 NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Suburban Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

 This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.